Exhibit 99.1

NEWS RELEASE
Dayton, OH
April 21, 2004

MTC Technologies, Inc.

4032 Linden Ave

Dayton, OH 45432

www.mtctechnologies.com

FOR IMMEDIATE RELEASE

WEDNESDAY, APRIL 21, 2004

MTC TECHNOLOGIES, INC. ANNOUNCES RESULTS OF ANNUAL

STOCKHOLDERS MEETING

DAYTON, OH, April 21 – MTC Technologies, Inc. (Nasdaq: MTCT), a provider of engineering, technical and management services to the federal government, today announced the results of the voting at its 2004 Annual Stockholders Meeting.

Stockholders voted to re-elect both MTC Technologies, Inc. nominees, Don R. Graber and Lester L. Lyles, to the MTC Technologies, Inc. Board of Directors. Stockholders also ratified the selection of Ernst & Young LLP as MTC Technologies, Inc.’s independent accountants for the year ended December 31, 2004.

In his prepared remarks after the Annual Stockholders Meeting was adjourned, Chairman of the Board, Rajesh K. Soin, remarked that the Company expects to meet or exceed the previously provided guidance for 1st quarter 2004 and reiterated full year 2004 revenue, net income and fully diluted EPS guidance all as outlined below:

	All amounts except earnings per share in (000s)
	Revenue	Net Income	Earnings per share	Est. Avg. Share
First Quarter 2004	$54,000 - $56,000	$3,300 - $3,650	$0.23 - $0.25 – Basic	14,375
			$0.23 - $0.25 – Diluted	14,425

Full Year 2004	$250,000 - $260,000	$16,000 - $16,600	$1.05 - $1.08 – Basic	15,300
			$1.04 - $1.08 – Diluted	15,400

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not present or historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. These risks and uncertainties include: risks related to the growth of our FAST program, including strains on resources and decreases in operating margins; federal government audits and cost adjustments; differences between authorized amounts and amounts received by us under government contracts; government customers’ failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; our ability to attract and retain qualified personnel; our ability to retain contracts during re-bidding processes; pricing pressures; undertaking acquisitions that might increase our costs or liabilities or be disruptive; integration of acquisitions; and changes in general economic and business conditions. For more information concerning these risks and uncertainties, see the Securities and Exchange Commission filings for MTC. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time, and we specifically disclaim any obligation to update these statements.

Selected detailed financial information follows. For further information on MTC, visit the website at www.mtctechnologies.com.

FOR FURTHER INFORMATION, CONTACT:

Investor Relations & Media Contact:

Dan Bigelow, Director, Investor Relations & Corporate Communications

937-252-9199 or daniel.bigelow@mtctechnologies.com.

For Other Information Contact:

Michael Gearhardt, Chief Financial Officer

937-252-9199 or michael.gearhardt@mtctechnologies.com.